Edina Facility Lease


                            FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made as of May 5, 1997, by and between Rushmore Plaza Partners Limited partnership, a South Dakota limited partnership ("Lessor"), and LecTec Corporation, a Minnesota Corporation ("Lessee").

                                    RECITALS:

        A. Pursuant to Office/Warehouse Lease dated May 24, 1991 (the "Lease"), Sierra Development Co., also known as Sierra Development, a Minnesota general partnership, leased certain premises (the "Demised Premises") located in the building (the "Building") at 7401 Cahill Road, Edina, Minnesota, to Lessee for a lease term expiring June 30, 1997.

         B. Lessor purchased the Premises described in the Lease from Sierra Development Co., on December 20, 1994 through a third-party intermediary, namely, Eberhardt Properties, Inc., which subsequently assigned and conveyed the Premises to Lessor. As part of the purchase and assignment, Lessor was assigned the landlord's interest in the Lease, and is now the owner of the Premises and Building in which the Demised Premises are located, and it is now also the Lessor under the Lease.

         C. Lessor and Lessee desire to amend the Lease so as to extend the term thereof, and so as to make certain other amendments thereto as are hereinafter set forth.

         NOW, THEREFORE, Lessor and Lessee agree, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

         1 Term. Article I of the Lease is hereby amended to provide for an additional five (5) year term (the "Extension Term"). The Extension Term shall commerce July 1, 1997 and shall expire June 30, 2002. Accordingly, the definition of "Expiration Date" is hereby amended to mean July 30, 2002, and the term of the Lease shall mean and include the Extension Term. All of the terms and provisions of the Lease shall apply to the Extension Term, except as the same may be modified, supplemented or otherwise amended by this First Amendment.

2. BaseRent. Effective July 1, 1997, Article 2 of the Lease shall be deleted in its entirety, and the following inserted in place thereof:

         BASE RENT:

         2. Lessee shall pay Lessor, in advance, monthly Base Rent in the following installments, commencing on July 1, 1997, and continuing on the first day of each and every month thereafter during the balance of the Extension Term (the "Base Rent"):

                 Extension Term    Annual Rate Per Sq. Foot    Monthly Base Rate
                 --------------    ------------------------    -----------------

                 7/l/97 - 6/30/99             $5.08                $12,355.83
                 7/l/99 - 6/30/00             $5.40                $13,134.15
                 7/l/00 - 6/30/01             $5.60                $13,620.60
                 7/l/01 - 6/30/02             $5.85                $14,228.66

           3. Address for Payment of Rent. Article 4 of the Lease is hereby amended to provide that all rents are payable to the Lessor at c/o Northcrest Corporation, 3914 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402, or such other address as Lessor may designate in writing from time to time.

4. Use. Article 11 of the Lease is hereby amended by deleting the word "medical" in that sentence thereof which reads: "The Demised Premises shall be used and occupied by Lessee solely for the purpose of office, production, and storage of medical products so long as such use is in compliance with all applicable laws, ordinances and government regulations affecting the Building and Premises."

         5. Public Liability Insurance. Article 16 of the Lease is hereby amended by deleting the entirety thereof, and by inserting in place thereof the following:

                  16. Lessee shall during the term hereof keep in full force and effect at its expense a policy or policies of public liability insurance with respect to the Demised Premises and the business of Lessee, on terms and with companies approved in writing by Lessor, in which policy or policies Lessee, Lessor and the additional parties named below shall be covered by being named as insured parties, and which policy or policies shall have a minimum combined single limit of liability of at least $2,000,000 per occurrence and a general aggregate limit of at least $3,000,000. All such policies shall be written to apply to all bodily injury, property damage and personal injury losses and shall be endorsed to include Lessor and its partners, directors, officers, agents, employees and any mortgagee of Lessor or any ground lessor of the Premises as additional insureds. Such liability insurance shall be written as primary policies, not excess, or contributing with, or secondary to, any other insurance as may be available to the Lessor or the additional insureds. Such policy or policies shall provide that Thirty (30) days written notice must be given to Lessor prior to cancellation thereof. Lessee shall furnish evidence satisfactory to Lessor within thirty (30) days of the date hereof that such coverage is in full force and effect.

         6. Assignment or Subletting. Article 21 of the Lease is hereby amended by deleting that sentence thereof which reads: "Lessor agrees not to withhold consent unreasonably.", and by inserting in place thereof the following:

                  Lessor's consent shall not be unreasonably withheld, but, in addition to any other grounds for denial, Lessor's consent shall be deemed reasonably withheld if, in Lessor's judgment:
                  (i) the net worth of the assignee/subtenant is reasonably determined to be inadequate; (ii) the proposed use of the Demised Premises is incompatible with the use clause in the Lease; or (iii) such assignment or sublease relieves Tenant of any of its obligations under this Lease.

         7. Brokers. Article 41 of the Lease is hereby deleted in its entirety. Each party represents to the other party that no broker has participated in this First Amendment.

         8. Rider to Lease. The Rider appended to the Lease is hereby amended by deleting Articles 42 through 47 and Article 49 thereof. Articles 48 and 50 shall be the sole remaining Articles of the Rider.

         9. Affirmation. Except as specifically amended by this First Amendment, the terms and conditions of the Lease shall remain in full force and effect throughout the Extension Term, and the same are hereby ratified and confirmed by Lessor and Lessee.

         IN AGREEMENT, the parties hereto have signed this First Amendment as of the date first set forth above.

LESSOR:                                    LESSEE:

Rushmore Plaza Partners Limited            LecTec Corporation
Partnership

By:  Churchill Rushmore Plaza Civic        By  /s/ Rodney A Young
     Center, Inc., its General Partner         ------------------------
                                               Its Chairman, CEO

By /s/ James Phelps
   ----------------------------
   Its Vice President